Exhibit 10.31
INTERNATIONAL FLAVORS & FRAGRANCES INC.

Amended and Restated
Executive Severance Policy
(As amended and restated on April 1, 2024)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Executive Severance Policy

Page
2.    Definitions    2
3.    Eligibility    8
4.    Administration    9
5.    Termination of Employment for any Reason    9
6.    Termination of Employment Prior to or More than Two Years After a Change in Control by (i) the Company either Without Cause or (ii) a Tier I Employee for Good Reason    10
7.    Termination Within Two Years After a Change in Control by (i) the Company either Without Cause or (ii) Employee for Good Reason    11
8.    Effect of Federal Excise Tax    12
9.    Conditions to Receipt of Severance Payments and Benefits: Forfeiture and Repayment Obligations    14
10.    Other Provisions Applicable to Severance Payments and Benefits    18
11.    Other Plans and Policies; Non-Duplication of Payments or Benefits    19
12.    Special Rules for Compliance with Code Section 409A    20
13.    Miscellaneous    21

-i-

INTERNATIONAL FLAVORS & FRAGRANCES INC.
Amended and Restated Executive Severance Policy
1.Purpose. The purpose of this International Flavors & Fragrances Inc. Amended and Restated Executive Severance Policy (this “Policy”) is to provide certain Severance Payments and Benefits (as defined below) to designated key executives and employees of the Company in the event of a termination of their employment in certain specified circumstances. This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, unless otherwise specified in an effective employment agreement between the Company and the Employee and may be terminated by either the Company or the Employee at any time for any reason consistent with the terms and conditions set forth herein and in any other applicable agreement. This Policy has been adopted in the form set forth herein effective as of April 1, 2024 (the “Effective Date”). This Policy is an amendment and restatement of the International Flavors & Fragrances Inc. Executive Severance Policy, which was adopted on November 1, 2017, and amended and restated effective as of February 7, 2017 and further amended on November 3, 2020, December 13, 2022, and February 1, 2023.
2.Definitions. The following definitions are applicable for purposes of this Policy (including in any Annex hereto), in addition to terms defined in Section 1 above:
(a)“2015 SAIP” means the Company’s 2015 Stock Award and Incentive Plan, as it may be amended and/or restated from time to time.
(b)“2021 SAIP” means the Company’s 2021 Stock Award and Incentive Plan, as it may be amended and/or restated from time to time.
(c)“Accounting Forfeiture Event” has the meaning specified in Section 9(b)(ii).
(d)“Accrued Obligations” means (i) the Employee’s base salary otherwise payable through the Date of Termination, (ii) any incentive compensation and benefits which have become vested or payable prior to the Date of Termination in accordance with the terms of the applicable Company incentive compensation and benefit plans and applicable Award Agreements (as defined below) but which have not yet been paid to the Employee, and (iii) unreimbursed business expenses reimbursable under Company policies then in effect; provided, however, that in each of (i), (ii) and (iii), to the extent permissible under applicable law, the Company may offset such amounts against any obligations and liabilities of the Employee to the Company.
(e)“Affected Employee” has the meaning specified in Section 8(a).
(f)“Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
(g)“AIP” means, for each Employee, the plan or arrangement of the Company providing cash-denominated bonuses for annual Company and/or business unit performance in which such Employee participates.
-ii-

(h)“Award” shall mean any stock-based award or cash award permitted to be granted to an Employee under a SAIP or an AIP.
(i)“Award Agreement” means an agreement (whether in written or electronic form) evidencing an Award granted under a SAIP or an AIP.
(j)“Beneficiary” means a person or entity that an Employee designates in writing to the Company to receive payments or benefits hereunder in the event of the Employee’s death. If no such person or entity is named or there is no surviving designated Beneficiary, such Employee’s Beneficiary shall be the Employee’s estate.
(k)“Benefit Continuation” shall mean, subject to the continued co-payment of premiums by the Employee, the continued participation for the Employee and his or her eligible dependents in the Company’s Benefit Plans, upon the same terms and conditions in effect from time to time for active employees of the Company, as determined in good faith by the Committee.
(l)“Benefit Continuation Period” has the meaning specified in Section 6(c).
(m)“Benefit Plans” shall mean all medical and dental benefit plans of the Company and any group life insurance plans of the Company, in each case, as may be in effect from time to time. For the avoidance of doubt, Benefit Plans shall not include the Company’s group accident insurance and group disability insurance.
(n)“Benefits Period” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, the maximum period of a number of months following the Date of Termination for each Employee during which Benefit Continuation may be provided pursuant to this Policy, as set forth in Annex I hereto.
(o)“Board” means the Board of Directors of the Company.
(p)“Cause” means, with respect to an Employee, the definition as such term is defined in any effective employment agreement with such Employee as of the Employee’s Date of Termination, otherwise Cause means (i) the Employee’s failure to perform his or her material duties in any material respect (other than as a result of physical or mental incapacity), which if such failure is reasonably susceptible to cure as reasonably determined in the sole discretion of the Committee, has continued after the Company has provided written notice of such failure and the Employee has not cured such failure within ten (10) days of receipt by the Employee of such written notice, (ii) willful misconduct or gross negligence by the Employee that has caused or is reasonably expected to result in material injury to the Company’s business, reputation or prospects, (iii) the engagement by the Employee in illegal conduct or in any act of serious dishonesty which could reasonably be expected to result in material injury to the Company’s business or reputation or which adversely affects the Employee’s ability to perform his or her duties, (iv) the Employee being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, or (v) a material and willful violation by the Employee of the Company’s rules, policies or procedures. Notwithstanding the foregoing, a Tier I Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of the resolution duly adopted by the affirmative vote of the majority of the membership of the Board of Directors of the Company so finding.
-iii-

(q)A “Change in Control” shall have the meaning set forth in the 2021 SAIP (or any successor plans to the 2021 SAIP).
(r)“CIC Benefit Continuation Period” has the meaning specified in Section 7(e).1
(s)“CIC Severance Factor” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, the multiple for each Employee as set forth in Annex I hereto.
(t)“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of the Employment Retirement Income Security Act of 1974, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(u)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
(v)“Code Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.
(w)“Committee” means the Human Capital and Compensation Committee of the Board or such other committee as the Board may designate to perform administrative functions under this Policy.
(x)“Company” means International Flavors & Fragrances Inc., a New York corporation, and all of its Affiliates, collectively, (and any successors or assigns thereto).
(y)“Confidential Information” has the meaning specified in Section 9(a)(iii).
(z)“Covenant Forfeiture Event” has the meaning specified in Section 9(b)(i).
(aa)“Date of Termination” means, unless otherwise agreed by the Company, (i) if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason (where applicable) and there is an ability to cure, the date that is one day after the last day of any applicable cure period, (ii) if the Employee’s employment is terminated by reason of death, the date of death of the Employee, (iii) if the Employee’s employment is terminated by reason of disability then the date upon which the Employee becomes Disabled or (iv) if the Employee’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice, which, in the event of a termination by the Employee without Good Reason, shall not be less than 60 days after such notice, subject to the discretion of the Committee to accelerate the termination date.
(ab)“Delay Period” has the meaning specified in Section 12(c).
(ac)“Disabled” or “Disability” means, unless otherwise set forth in the Employee’s employment agreement with the Company, a condition that entitles an

-iv-

Employee to long term disability benefits under any applicable Company disability plan, any successor plan, or as defined under any applicable local laws, rules, or regulations.
(ad)“Effective Date” has the meaning specified in Section 1.
(ae)“Employee” has the meaning specified in Section 3.
(af)“Entity” has the meaning specified in Section 10(a).
(ag)“Equity Choice Award” means an equity choice program award under a SAIP.
(ah)“Excess Benefit Plan” means the Company’s Supplemental Retirement Plan and any other supplemental pension plans sponsored or maintained by the Company as may be in effect from time to time.
(ai)“Excess Compensation” has the meaning specified in Section 9(b)(ii)(A).
(aj)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ak)“Excise Tax” has the meaning specified in Section 8.
(al)“Forfeiture Event” has the meaning specified in Section 9(b)(ii).
(am)“Good Reason” means, with respect to an Employee, where applicable, the definition as such term is defined in any effective employment agreement with such Employee as of the Employee’s Date of Termination, otherwise Good Reason means the occurrence of any of the following events, unless the Employee has consented in writing thereto:
(i)a material decrease in the Employee’s base salary or target bonus opportunity under an AIP, other than as part of an across-the-board reduction applicable to all similarly situated employees of the Employee’s employer;
(ii)a material diminution in the Employee’s authority, duties or responsibilities (other than as a result of physical or mental incapacity);
(iii)a relocation of the Employee’s primary work location more than 50 miles from the Employee’s primary work location at the time of such requested relocation, which also results in a material increase to the Employee’s commute time;
(iv)the failure of the Company to obtain the binding agreement of any successor to the Company expressly to assume and agree to fully perform the Company’s obligations under this Policy, as contemplated in the last sentence of Section 13(a) hereof;
provided, that within 90 days after the initial occurrence of any of the events or the initial existence of any of the conditions set forth in (i) through (iv) above the Employee delivers written notice to the Company of his or her intention to terminate his or her employment for Good Reason which specifies in reasonable detail the circumstances claimed to give rise to the Employee’s right to terminate employment for Good Reason, and the Company fails to correct such conduct or condition after a period of 30 days
-v-

following receipt of such notice. For purposes of this Policy, “Good Reason” is (i) intended to constitute an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2), and (ii) applies to Tier II Employees only within two (2) years after a Change in Control as set forth in Section 7.
(an)“Independent Advisors” has the meaning specified in Section 8(c)(i).
(ao)“Initial Payment Period” has the meaning specified in Section 12(c).
(ap)“Legal Fees” has the meaning specified in Section 13(d).
(aq)“Limit” has the meaning specified in Section 12(c).
(ar)“LTIP” means a long-term performance incentive plan of the Company under a SAIP.
(as)“Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a governmental authority.
(at)“Policy” has the meaning specified in Section 1.
(au)“PPACA” means the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder, or such other legislation that may be adopted to replace PPACA.
(av)“Reduced Amount” has the meaning specified in Section 8(a).
(aw)“Release” has the meaning specified in Section 9(c)(i).
(ax)“Release Period” has the meaning specified in Section 9(c)(i).
(ay)“Restatement Clawback Period” has the meaning specified in Section 9(b)(ii).
(az)“SAIP” shall mean each plan, policy, program or arrangement maintained by the Company pursuant to which equity-based awards or cash awards may be granted to Employees, as may be amended and/or restated from time to time. This shall include the 2015 SAIP and the 2021 SAIP. For all purposes hereunder, references to SAIP shall exclude AIP.
(ba)“Severance Factor” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, the multiple for each Employee as set forth in Annex I hereto.
(bb)“Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Employee under this Policy.
(bc)“Supplemental Retirement Plan” means the International Flavors & Fragrances Inc. Supplemental Retirement Plan.
3.Eligibility. Each key executive or employee of the Company who has been designated in writing by the Committee (each an “Employee”) shall be eligible for the Severance
-vi-

Payments and Benefits and other provisions of this Policy if his or her termination of employment qualifies hereunder. Each Employee shall be designated in writing by the Committee as either (i) the Chief Executive Officer, (ii) a Tier I Employee or (iii) a Tier II Employee. Employees shall include persons employed outside the United States, if designated by the Committee and subject to Section 13(h) of this Policy. Unless expressly indicated in this Policy, the Chief Executive Officer shall be a Tier I Employee for all purposes under this Policy. For the avoidance of doubt, for purposes of Section 7 herein, an “Employee” shall be each key executive or employee of the Company who has been designated in writing as a Tier I Employee (including the Chief Executive Officer) or Tier II Employee by the Committee as of the date of a Change in Control.
4.Administration. Subject to Section 13(e) hereof, this Policy shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Policy, to interpret this Policy, to prescribe, amend and rescind rules and regulations relating to this Policy, and to make all other determinations necessary or advisable for the administration of this Policy. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Policy. No member of the Committee, nor any Person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Policy, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each Person to whom any duty or power relating to the administration or interpretation of this Policy has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Policy, unless, in either case, such action, omission, or determination was taken or made by such member or other Person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.
5.Termination of Employment for any Reason. Subject to the terms and conditions contained herein, in the event of any termination of an Employee’s employment with the Company for any reason:
(a)The Company shall pay the Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Employee’s employment had not terminated, but in no event more than 60 days after Employee’s Date of Termination, or sooner if required by applicable law.
(b)Except as expressly provided in Section 6 or Section 7 (in the event that either section is applicable), any outstanding Awards (including, for the avoidance of doubt, any AIP, LTIP, restricted stock unit, stock appreciation right, restricted stock and Equity Choice Awards) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable Award Agreements, SAIP and AIP.
(c)Except as expressly provided in Section 7 (in the event such section is applicable), the Employee’s benefits and rights under any of the Company’s Benefit Plans, tax-qualified retirement or pension plans and any Excess Benefit Plan shall be determined in accordance with the applicable provisions of such plans, as may be in effect at the Employee’s Date of Termination.
In the event of a termination of employment by the Company for Cause, a termination of employment as a result of the Employee’s death, Disability or retirement, or the voluntary resignation by Employee other than for Good Reason (where applicable), Employee shall not be
-vii-

entitled to receive any compensation, payments or benefits except as specified in Section 5(a)-(c).
6.Termination of Employment Prior to or More than Two Years After a Change in Control Either by (i) the Company Without Cause or (ii) a Tier I Employee for Good Reason. In addition to the payments and benefits set forth in Section 5, in the event the Employee’s employment with the Company is terminated prior to a Change in Control or more than two (2) years after a Change in Control either (i) by the Company without Cause or (ii) by a Tier I Employee for Good Reason, the Employee shall also be entitled to receive the following payments and benefits, subject to the terms and conditions contained herein including without limitation Sections 9 and 10:
(a)An amount equal to the product of the Employee’s Severance Factor times the sum of (i) the Employee’s annual base salary as of the Date of Termination and (ii) the Employee’s target annual incentive under the AIP for the year in which the Date of Termination occurs, payable in a lump sum within sixty days (60) days following the Employee’s Date of Termination.
(b)A cash payment equal to the Employee’s annual incentive Award under the AIP for the year in which the Date of Termination occurs, based on actual performance, prorated based on the number of the Employee’s active days of employment with the Company during the performance period in which the Employee’s Date of Termination occurs, payable at the time provided by the AIP and the applicable Award Agreement and such payment shall be in full settlement of the Employee’s rights under the AIP for the year in which the Date of Termination occurs.
(c)For a period commencing on the Employee’s Date of Termination until the earlier of (i) the expiration of the Employee’s Benefits Period, (ii) the date of the Employee’s commencement of eligibility for benefits under a new employer’s welfare benefit plans, and (iii) the Employee attaining age 65 (such period, the “Benefit Continuation Period”), the Employee shall be eligible for Benefit Continuation. Benefit Continuation shall be provided to U.S. Employees concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation to U.S. Employees under this Section 6(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 6(b) in a manner it determines, in its sole discretion, to comply with the PPACA. In the case of non-U.S. Employees, Benefits Continuation only applies with respect to Benefit Plans offered to the Employees in their respective jurisdictions. For the avoidance of doubt, in no event shall an Employee’s employment be deemed to have been terminated without Cause or for Good Reason as a result of the Employee’s death, Disability or retirement.
(d)Any outstanding Awards under a SAIP (including, for the avoidance of doubt, any restricted stock unit, stock appreciation right, restricted stock, performance stock units, and Equity Choice Awards) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable SAIP and award agreement.
7.Termination Within Two Years After a Change in Control Either by (i) the Company Without Cause or (ii) Employee for Good Reason. In addition to the payments and benefits set forth in Section 5, in the event the Employee’s employment with the Company is terminated within two (2) years after a Change in Control either (i) by the Company without
-viii-

Cause or (ii) by the Employee for Good Reason, the Employee shall also be entitled to receive the following payments and benefits, subject to the terms and conditions contained herein including without limitation Sections 9 and 10:
(a)An amount equal to the product of the Employee’s CIC Severance Factor times the sum of (i) the Employee’s annual base salary as of the Date of Termination and (ii) the Employee’s target annual incentive opportunity under the AIP for the year in which the Date of Termination occurs, payable in a lump sum within 60 days following the Employee’s Date of Termination.
(b)A cash payment equal to the Employee’s annual incentive Award under the AIP for the year in which the Date of Termination occurs, based on actual performance, with such Award prorated based on the number of the Employee’s active days of employment with the Company during the performance period in which the Employee’s Date of Termination occurs, payable at the time provided by the AIP Award Agreement and such payment shall be in full settlement of the Employee’s rights under the AIP Award for the year in which the Date of Termination occurs.
(c)With respect only to LTIP Awards outstanding as of the Effective Date, unless otherwise provided in the applicable Award Agreement, with respect to each LTIP Award outstanding as of the Employee’s Date of Termination, the Employee shall receive an LTIP Award payment equal to the product of (x) the LTIP Award payment, if any, the Employee would have been entitled to receive had the Employee’s employment with the Company not been terminated, determined in accordance with the LTIP Award and the applicable Award Agreement and (y) a fraction, the numerator of which is the number of days during such performance segment preceding the Employee’s Date of Termination and the denominator of which is the total number of days in such performance segment, paid on the date on which the Employee would have otherwise been entitled to receive payment in respect of such LTIP Award had the Employee’s employment with the Company not been terminated.
(d)Unless otherwise provided in Section 7(c) herein, any outstanding Awards under any SAIP (including, for the avoidance of doubt, any restricted stock unit, stock appreciation right, restricted stock, performance stock units, LTIP Awards granted after the Effective Date, Equity Choice Awards, and all other Awards under any SAIP) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable SAIP, it being understood that with respect (i) with respect to Awards granted pursuant to the 2015 SAIP, this shall be Section 11(a) of the 2015 SAIP and (ii) with respect to Awards granted pursuant to the 2021 SAIP, this shall be Section 11(a) of the 2021 SAIP.
(e)The Employee will be deemed to be fully vested in any benefits he or she has accrued, if any, under the Supplemental Retirement Plan, with the time or times at which benefits are payable under the Supplemental Retirement Plan unchanged; provided, however, that with respect to any “grandfathered” accrued obligations or to the extent permitted under Code Section 409A, the Company may elect to satisfy all obligations to the Employee and his beneficiaries under the Supplemental Retirement Plan by a lump sum payment of the present value of the accrued benefit under the Supplemental Retirement Plan.
(f)For a period commencing on the Employee’s Date of Termination until the earlier of (i) the expiration of the Employee’s Benefits Period, (ii) the date of the Employee’s commencement of eligibility for benefits under a new employer’s welfare benefit plans, and (iii) the Employee attaining age 65 (such period, the “CIC Benefit
-ix-

Continuation Period”), the Employee shall be eligible for Benefit Continuation. Benefit Continuation shall be provided to U.S. Employees concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company’s providing Benefit Continuation to U.S. Employees under this Section 7(e) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 7(e) in a manner it determines, in its sole discretion, to comply with the PPACA. In the case of non-U.S. Employees, Benefits Continuation only applies with respect to Benefit Plans offered to the Employees in their respective jurisdictions.
8.Effect of Federal Excise Tax. This Section 8 specifies certain adjustments to the Severance Payments and Benefits an Employee may receive under this Policy if the Company determines that any Severance Payment or Benefit would subject such Employee to an obligation to pay an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax that may be imposed) or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”).
(a)Cut-Back to Maximize Retained After-Tax Amounts. In the event the Company determines that any Severance Payment or Benefits would, in whole or part when aggregated with any other right, payment or benefit to or for the Employee (such Employee, the “Affected Employee”) under all other agreements, arrangements or plans of the Company, cause any Severance Payment and Benefit or any other payments or benefits to be subject to the Excise Tax, then the Severance Payments and Benefits and all such rights, payments and benefits shall, at the Company’s discretion, either (i) be paid in full or (ii) be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”), but only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account the Excise Tax) of the unreduced Severance Payments and Benefits and all such other rights, payments and benefits.
(b)Implementation Rules. If the Severance Payments and Benefits must be reduced as provided in Section 8(a), any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for the equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Employee shall be advised of the determination as to which compensation will be reduced and the reasons therefor, and the Employee and his or her advisors will be entitled to present information that may be relevant to this determination. In no event shall such reduction be effected through a delay in the timing of any Severance Payment and Benefit that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such delay).
(c)For purposes of determining whether any of the Severance Payments or Benefits will be subject to the Excise Tax and the amount of such Excise Tax:
(i)All Severance Payments and Benefits shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the
-x-

Company, the Severance Payments and Benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.
(ii)The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(d)For purposes of determining the amount of the reductions in Severance Payments and Benefits pursuant to Section 8(b), the Affected Employee shall be deemed (i) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (ii) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes.
9.Conditions to Receipt of Severance Payments and Benefits: Forfeiture and Repayment Obligations.
(a)Conditions to Receipt of Payments; Employee Obligations. The following requirements must be met by the Employee as a condition to the right to receive, continue to receive, or retain any Severance Payments or Benefits under this Policy:
(i)The Employee, acting directly or indirectly, shall not, during the period of the Employee’s employment and the twelve month period following the Employee’s Date of Termination, become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, shareholder or other owner of any Competing Business (as defined in Annex II-A for Tier I Participants, and Annex II-B for Tier II Participants). The foregoing notwithstanding, in the event that the provisions set forth in this Section 9(a)(i) conflict with the terms in any effective Employment Agreement or Security Agreement to which the applicable Employee is a party, the terms of such Employment Agreement and/or Security Agreement, as applicable, shall control and shall be incorporated into this Section 9(a)(i) as if set forth herein with regard to such Employee. In addition, the restriction in this Section 9(a)(i) shall not apply to an Employee to the extent it violates applicable law.
(ii)The Employee, acting directly or indirectly, shall not, during the Employee’s period of employment and the twenty-four month period following the Employee’s Date of Termination, (1) solicit, induce, divert, employ or retain, or interfere with or attempt to influence the relationship of the Company, with any Person or entity that is or was, during the last twelve (12) months of the Employee’s employment with the Company, (i) an employee of the Company or (ii) a Person engaged to provide services to the Company; or (2) interfere with or attempt to influence the relationship of the Company with any customer, supplier or other Person with whom the Company does business. The foregoing notwithstanding, in the event that the provisions set forth in this Section 9(a)(ii) conflict with the terms in any effective Employment Agreement or Security Agreement to which the applicable Employee is a party, the terms of such Employment Agreement and/or Security Agreement, as applicable, shall control and shall be incorporated into this Section 9(a)(ii) as if set forth herein with regard
-xi-

to such Employee. In addition, the restriction in this Section 9(a)(ii) shall not apply to an Employee to the extent it violates applicable law.
(iii)The Employee shall not, at any time, directly or indirectly (a) disclose any Confidential Information (as defined below) to any Person (other than, only with respect to the period that the Employee is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company) or (b) use, sell or otherwise transfer, any Confidential Information for Employee’s own benefit or the benefit of any third party. “Confidential Information” shall mean (without limiting any definition of the term “confidential information” set forth in any effective Employment Agreement or Security Agreement), confidential, proprietary or commercially sensitive information relating to the Company or its employees, board members, customers, vendors, or other business partners and its businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or Employee, together with all analyses, compilations, notes and other documents relating thereto.
(iv)The Employee shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.
(v)The Employee shall not have, during the period of employment, engaged in willful misconduct or violation of a Company policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.
(vi)The Employee shall, upon termination of employment with the Company, execute any documentation reasonably requested by the Company and return to the Company all property of the Company, its customers and vendors in Employee’s possession or control including, without limitation, all materials, work product or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, customer lists, reports, files, e-mails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents used, received or prepared or supervised by Employee in connection with Employee’s work for the Company. Employee shall not retain any copies, duplicates, reproductions or excerpts of any of the aforementioned materials or documents and shall not at any time use, recreate or reproduce any said materials or documents.
(b)Forfeiture and Repayment Obligations.
-xii-

(i)Due to Employee Failure to Comply with Obligations. If an Employee fails to comply with any of the obligations set forth in Section 9(a) (a “Covenant Forfeiture Event”), the Employee will forfeit or repay to the Company, as the case may be, all Severance Payments and Benefits, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or provided to the Employee under this Policy, and the Company shall have no further obligation to pay, grant, settle, make, provide or continue to make or provide any Severance Payments and Benefits to the Employee under this Policy.
(ii)Due to an Accounting Restatement or Misstatement. If the Company is required to prepare an accounting restatement, or if the Company determines that it has misstated its financial results, whether or not as a result of misconduct on the part of the Employee (an “Accounting Forfeiture Event” and, together with a Covenant Forfeiture Event, a “Forfeiture Event”), then, the Employee shall forfeit or repay the Excess Compensation (as defined below) in respect of Severance Payments and Benefits, whether vested or unvested, paid or unpaid, that was granted, settled, provided or paid during the period commencing on the first day of the 12-month period covered by such misstated financial statement through the later of (x) the date of the filing of a restatement where an accounting restatement is required to be filed; (y) the date of the discovery of the misstated financials where any accounting restatement is not required to be filed; or (z) any later date as may be required by applicable law, (the “Restatement Clawback Period”).
(A)For purposes of this Section 9(b)(ii), the term “Excess Compensation” means, the difference between (x) the fair market value of the cash or stock paid to or received by the Employee as part of its Severance Payments and Benefits less (y) the fair market value of the cash or stock that would have been paid to or received by the Employee had the financial statements requiring the misstatement or restatement been properly stated, in all cases as determined by the Committee in its sole discretion.
(iii)For the avoidance of doubt, Severance Payments and Benefits subject to the forfeiture and repayment obligations under this Section 9 shall include any unvested Award, and any amounts paid to Employee on settlement or vesting of an Award but shall not include (A) any earned and unpaid base salary payable through the Employee’s Date of Termination, (B) any unreimbursed business expenses reimbursable under Company policies then in effect, and (C) any amount paid by Employee to the Company as a condition of or in connection with settlement of a forfeited Award.
(iv)Any policy of the Company providing for forfeiture or recoupment of compensation, including Section 32 of the 2015 SAIP, Section 32 of the 2021 SAIP and the Company’s Policy for the Recovery of Erroneously Awarded Compensation, shall apply by its terms and shall not be deemed limited in any way by this Section 9 or any other provision of this Policy.
(v)Any clawback or recoupment provisions required by law, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Severance Payments and Benefits paid or payable under this Policy.
-xiii-

(vi)Any Severance Payments and Benefits (A) subject to repayment or reimbursement by the Employee under this Section 9 must be repaid or reimbursed to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to the Employee, and (B) subject to forfeiture will be forfeited immediately upon written notice to Employee from the Company.
(vii)For the avoidance of doubt, nothing in any agreement with the Company, or in any Company policy, including this Policy, shall be deemed to prohibit or restrict an Employee from lawfully communicating truthful information, or cooperating with, or otherwise assisting in an investigation by any governmental agency or self-regulatory organization regarding a possible violation of law or responding to any inquiry from any such organization, and an Employee’s doing so shall not constitute a Forfeiture Event. If an Employee communicates any Confidential Information to a governmental agency or self- regulatory agency pursuant to this Section, Employee shall notify the agency of the confidentiality of such Confidential Information and ask the agency to also protect the confidentiality of such Confidential Information.
(viii)In accordance with the Defend Trade Secrets Act of 2016, an Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If an Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Employee (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order.
(c)Employee Obligation to Execute Release and Termination Agreement.
(i)The Company’s obligations under this Policy to make and provide any Severance Payments and Benefits is also conditioned upon the Employee signing the Exiting Employee Acknowledgement/Certification, any other documentation reasonably requested by the Company, and a release and termination agreement (the “Release”), in a form acceptable to, and to be provided by the Company, and such Release becoming effective, enforceable and irrevocable within 60 days following the Employee’s Date of Termination or such earlier date as may be set forth in the Release (such period, the “Release Period”).
(ii)Any Severance Payment or Benefit that is subject to Code Section 409A that would otherwise have been made to an Employee but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first business day following the Release Period subject to the execution and effectiveness of the Release; provided that any in-kind benefits provided pursuant to this Policy shall continue in effect after the Date of Termination pending the execution and delivery of the Release; provided that if the Release is not executed and delivered within the Release Period, the Employee shall reimburse the Company for the full cost of providing such in-kind benefits during the Release Period.
-xiv-

(d)Agreement Does Not Prohibit Competition or Certain Other Activities. An Employee is not prohibited from engaging in an activity identified in Section 9(a)(i) solely as a result of such provision. Rather, the non-occurrence of the Forfeiture Events set forth in Section 9(a)(i) is a condition to the Employee’s right to realize and retain value from his or her Severance Payments and Benefits, and the consequence under this Policy if the Employee engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Employee shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 9.
(e)No Limitation of Rights. Any forfeiture or repayment under this Section 9 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) terminate the Employee, (ii) adjust the future compensation of the Employee, or (iii) take such other action to enforce the Employee’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.
(f)Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 9 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company by an Employee. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of an Employee’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Employee and the determinations of the Committee need not be uniform with respect to all Employees or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on any Severance Payment or Benefit granted, settled, paid or provided to an Employee under this Policy.
10.Other Provisions Applicable to Severance Payments and Benefits.
(a)Limitation of Benefits In Case of Certain Business Dispositions. Notwithstanding anything in this Policy to the contrary, unless the Committee in its sole discretion provides otherwise, an Employee shall not be entitled to any Severance Payments or Benefits upon a termination of employment prior to or more than two years after a Change in Control under Section 6, in the event such termination of employment results from the sale or spin-off of an Affiliate, the sale of a division, other business unit or facility (each an “Entity”) in which the Employee was employed immediately prior to such sale, and the Employee has been offered employment with the purchaser of such Entity on substantially the same terms and conditions, as determined by the Committee in its sole discretion, under which the Employee worked prior to the sale, whether or not such Employee accepts or rejects such offer of employment. Such terms and conditions shall include an agreement or plan binding on such purchaser or Entity providing that, upon any termination of the Employee’s employment with the purchaser or spun-off Entity of the kinds described in Sections 6 and 7, within two years following such sale or spin-off, the purchaser or spun-off entity shall pay and provide to such Employee payments and benefits comparable to those the Employee would have received under the applicable provisions of Sections 6 and 7 if the Employee had been terminated in like circumstances at the time of such sale and provided Severance Payments and Benefits.
-xv-

(b)Deferrals Included in Salary and Bonus. All references in this Policy to salary and annual incentive amounts mean those amounts before reduction pursuant to any deferred compensation plan or agreement.
(c)Payments and Benefits to Beneficiary Upon Employee’s Death. In the event of the death of an Employee, all payments and benefits hereunder due to such Employee shall be paid or provided to his or her Beneficiary.
(d)Transfers of Employment. Anything in this Policy to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Policy.
(e)Right of Setoff. The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Employee from time to time, including amounts payable in connection with any Severance Payment or Benefit, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Employee, such amounts as may be owed by the Employee to the Company, including but not limited to amounts owed under Section 9, although the Employee shall remain liable for any part of the Employee’s payment obligation not satisfied through such deduction and setoff. By accepting the Severance Payments and Benefits under this Policy, the Employee agrees to any deduction or setoff under this Section 10(e).
11.Other Plans and Policies; Non-Duplication of Payments or Benefits.
(a)Superseded Agreements and Rights. This Policy constitutes the entire understanding between the Company and the Employee relating to Severance Payments and Benefits to be paid or provided to the Employee by the Company, and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Policy, other than (i) as expressly set forth in this Policy, (ii) as determined in writing by the Committee, or (iii) as expressly provided in a plan, program or arrangement of the Company which is established following April 1, 2024 and in which the Employee is a participant.
(b)Non-Duplication of Payments and Benefits. The Employee shall not be entitled to any Severance Payment or Benefit under this Policy which duplicates a payment or benefit received or receivable by the Employee under any employment or severance agreement, notice or garden leave provision, or any other plan, program or arrangement of the Company or any severance, notice or garden leave, or similar payment required by applicable law, regulation, sound business practices and customs; provided, however, that with respect to a benefit or payment that is expressly required to be provided by applicable law, regulation, sound business practices and customs, to the extent permissible under applicable law, the Company may offset the amount of any such benefits or payments against the Severance Payments or Benefits due under this Policy.
12.Special Rules for Compliance with Code Section 409A. This Section 12 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 12 conflict with other terms of this Policy, the terms of this Section 12 shall control.
(a)Termination of Employment Defined. For purposes of this Policy, a “termination of employment” means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h), except for a termination of employment providing for payments or benefits that are “grandfathered” or excluded from being a deferral of compensation under Code Section 409A.
-xvi-

(b)Separate Payments. Any payment of Severance Payments and Benefits shall be deemed a separate payment for all purposes, including for purposes of Code Section 409A.
(c)Six-Month Delay Rule. In the event that any Severance Payments or Benefits constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and as of the date of the Employee’s “separation from service,” Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B), or any successor provision thereto), then, if the amount of any Severance Payments and Benefits, or any other payments and benefits due pursuant to any other agreement with or plan, program, payroll practice of the Company to be paid within the first six months following the date of such separation from service (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Severance Payments and Benefits that is payable or can be provided during the Initial Payment Period that does not exceed the Limit shall be paid or provided at the times set forth in this Policy; (ii) any portion of the Severance Payments and Benefits that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid or provided at the times set forth in in this Policy; and (iii) any portion of the Severance Payments and Benefits that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall not be paid or provided, to the extent making or providing such payment or benefit during the Initial Payment Period would result in additional taxes or interest under Code Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of Employee’s death (the “Delay Period”) and this Policy shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)Continued Benefits. To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Policy shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.
(e)No Acceleration. The timing of payments and benefits under this Policy may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without the Employee incurring a tax penalty.
(f)Limitation on Offsets. If the Company has a right of offset that could apply to a payment that constitutes a deferral of compensation under Code Section 409A, such right may only be exercised at the time the payment would have been made to the Employee and may be exercised only as an offset against an obligation that arose within 30 days before and within the same year as the payment date if application of such offset right against an earlier obligation would not be permitted under Code Section 409A.
-xvii-

(g)General Compliance. In addition to the foregoing provisions, the terms of this Policy, including any authority of the Company and rights of the Employee which constitute a deferral of compensation subject to Code Section 409A (and which is not grandfathered or excluded from being deemed such a deferral), shall be limited to those terms permitted under Code Section 409A without resulting in a tax penalty to Employee, and any terms not so permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Policy, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross-up is payable under this Policy with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Employee.
13.Miscellaneous
(a)Assignment; Non-transferability. No right of an Employee to any payment or benefit under this Policy shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or of any beneficiary of the Employee. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company.
(b)Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld therefrom.
(c)No Right to Employment. Nothing in this Policy shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Employee without any liability except as provided in this Policy.
(d)Legal Fees. The Employee shall pay all legal fees and related expenses incurred by such Employee in seeking to obtain or enforce any payment, benefit or right provided by this Policy; provided, however, that if the Employee prevails on at least one material claim that forms part of a dispute with the Company regarding the enforceability of any provision of the Policy, the Company shall reimburse the Employee for all reasonable attorneys’ fees and related expenses (“Legal Fees”) incurred by the Employee in connection with such dispute, provided that the Employee shall have submitted an invoice for such Legal Fees at least 10 days before the end of the calendar year next following the calendar year in which an award to Employee on at least one material claim is rendered. In no event shall the payments by the Company of Legal Fees be made later than the end of the calendar year next following the calendar year in which such Legal Fees were incurred. The amount of such Legal Fees that the Company is obligated to pay in any given calendar year shall not affect the Legal Fees that the Company is obligated to pay in any other calendar year, and an Employee’s right to have the Company pay such Legal Fees may not be liquidated or exchanged for any other benefit.
(e)Amendment and Termination. The Board may amend or terminate this Policy at any time; provided, however, (i) during the two years following a Change in Control, this Policy may not be amended or terminated in any manner materially adverse to an Employee without the written consent of such Employee, and (ii) at any other time, this Policy may not be amended or terminated in any manner materially adverse to an Employee except with 60 days’ notice to the affected Employee (immediately after which
-xviii-

such amendment or termination becomes effective as to all affected Employees), and no such amendment or termination shall be effective to limit any right or benefit relating to a termination during the two years after a Change in Control under Section 7 if a Change in Control has occurred prior to the lapse of such 60-day notice period.
(f)Governing Law; Arbitration. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS POLICY AND ANY RULES AND REGULATIONS RELATING TO THIS POLICY SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in New York, New York by one arbitrator in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York, or (ii) any of the courts of the State of New York located in New York County. The Company and the Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Employee hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(g)No Duty to Mitigate. No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Policy, and, except as expressly provided in this Policy, any Severance Payment or Benefit to be paid or provided to an Employee pursuant to this Policy shall not be reduced by reason of the Employee’s obtaining other employment or receiving similar payments or benefits from another employer.
(h)Awards to Employees Outside the United States. The Committee may modify the terms and conditions of participation of any Employee who is then resident or primarily employed outside the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in its sole discretion in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Employee is then resident or primarily employed.
(i)Notices. All notices shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent by electronic mail or other electronic means, (c) on the date of delivery via a recognized overnight courier service (delivery receipt requested), or (d) on the fifth business day following the date of mailing, if mailed by first class mail and registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice (irrespective of whether such registered or certified mail is signed for by the receiving party), at the business address in the case of the Company, and at the address on file with the Company, in the case of the Employee.

-xix-

Annex I

Title	Severance Factor	Benefits Period	CIC Severance Factor
Tier I Employees
•Chief Executive Officer	2	24 months	3
•All Other Tier I Employees	1.5	18 months	2
Tier II Employees	1	12 months	1.5

-xx-

ANNEX II-A
For purposes of the Policy, a “Competing Business” shall mean any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company during the last two (2) years of the applicable Employee’s employment with the Company.

-xxi-

ANNEX II-B
For purposes of the Policy, a “Competing Business” shall mean any individual or entity that develops, manufactures, sells, and/or distributes a product or service that competes directly or indirectly with those products or services offered by the Company during the last two (2) years of the applicable Employee’s employment with the Company, and: (i) which the Employee had responsibility for or worked on in the last two (2) years of employment with the Company, or (ii) where the Employee would be performing the same or similar duties that the Employee performed for the Company during the last two (2) years of employment with the Company.
In recognition of the international nature of the Company’s business, which includes the sale of its products and services globally, this restriction shall apply to each state or territory of the United States of America, and each country of the world outside of the United States of America, in which the applicable Employee was employed or had responsibility within the last two (2) years of employment with the Company.
-xxii-